Exhibit 10.3

LETTER OF GUARANTEE CONCERNING THE OBLIGATION TO COMPENSATE

Party A :     Zheng Youwei, China ID Number 44010419640824195X

Party B :     NCN Management Services Limited

WHEREAS Party A and Party B have signed an Agreement for Transfer of Shareholding Rights on 16th June, 2006 in respect of the sale of a 55% shareholding of and in Guangdong Tianma International Travel Service Company Limited (hereinafter referred to as “Corporation”) by Party A to Party B in this Guarantee.

AND WHEREAS at present the law in the People’s Republic of China do not allow a corporate body incorporated in Hong Kong to be registered as a shareholder of a company in the People’s Republic of China which is engaged in the outbound travel service business and in view of that Party A and Party B have through negotiation reached agreement on the nominee shareholding of the relevant shares so that although Party A shall remain as the shareholder in name of the above mentioned shareholding in reality the shareholding should be regarded as the property of Party B from the date of completion of the sale and purchase of the shareholding mentioned above, namely, June 20, 2006 (hereinafter referred to as “Completion Date”).

AND WHEREAS Party B is not well conversant or familiar with the business conditions of the Corporation or the tax liabilities of the Corporation under the relevant revenue or tax laws of the People’s Republic of China (hereinafter referred to as “China”) and in view of that when the parties hereto discussed the terms on which Party B would purchase the above mentioned 55% shareholding of the Corporation mentioned above from Party A, Party A has given its guarantee to Party B and confirmed that all actions taken by Party A and/or the Corporation on or before Completion Date and all business activities, transactions and operations in which either or both Party A or Corporation was involved on or before Completion Date would not result in any accounting profit or otherwise in any way constitute the ground for which the Corporation will in future be exposed or subjected to any tax or other form of tax related liability (excluding any tax or levy which has already been disclosed by Party A to Party B accurately in writing on the signing of the above mentioned Agreement) under the law in China. In the event of any tax or levy or tax related liability existing as mentioned above then after the payment of the relevant tax or levy by the Corporation Party A must pay Party B a sum in full equivalent to the aggregate amount of such tax or tax liability or 55% of the aggregate worth of the Corporation as compensation to Party B. In reliance of the above mentioned guarantee by Party A, Party B has agreed to sign the above mentioned Agreement on the basic assumption and understanding that the above mentioned tax and tax related liability does not exist.

NOW PARTY A HEREBY GIVES ITS GUARANTEE TO PARTY B in the manner hereinafter mentioned in respect of the above mentioned matters :-

1.	Party A agrees to immediately sign this Letter of Guarantee in view of the fact that Party B has agreed to sign the above mentioned Agreement for Transfer of Shareholding Rights and Party A hereby unreservedly and irrevocably guarantees to Party B to the fullest extent possible and reiterates its above mentioned guarantee and also confirms its commitment as follows :-

If by reason of any action taken by Party A and/or the Corporation on or before Completion Date or of any business activity, transaction or operation on the part of Party A and/or the Corporation on or before Completion Date the Corporation is exposed or subjected to any tax or levy or tax related liability in the future under the law in China (excluding any tax or levy which has already been disclosed by Party A to Party B accurately in writing on the signing of the above mentioned Agreement), whether due to an accounting profit existing for the period prior to Completion Date or otherwise due to any other factor, then after the payment of such tax or levy by the Corporation Party A shall immediately and unconditionally pay a sum of compensation to Party B which is equivalent to the aggregate amount of the tax or tax related liability in question or 55% of the aggregate worth of the Corporation in order to compensate Party B for its losses due to the assumption that such undisclosed tax or tax related liability does not exist when the above mentioned Agreement for Transfer of Shareholding Rights was signed.

2.	Both parties have agreed upon the above mentioned method of computation for the amount of compensation at either the aggregate amount of the relevant tax or tax related liability or 55% of the aggregate worth of the Corporation after a full consideration being given to consider all relevant factors, Party A shall not in any event dispute the amount of the compensation or the above mentioned method of computation of the compensation on the ground that it does not reflect the actual extent of loss to be incurred or suffered by Party B in such event.

3.	This Letter of Guarantee and all the legal rights and obligations derived or arising from this Letter of Guarantee shall be construed and implemented and given effect to in accordance with the law in the Hong Kong Special Administration Region. In case of any dispute in this regard the matter shall be referred to a court of law in Hong Kong for its determination.

IN WITNESS WHEREOF the above mentioned Party A and Party B have respectively signed this Letter of Guarantee as follows :-

Party A :	Zheng Youwei
Signature : /s/

Party B :	NCN Management Services Limited
Name of Representative :	Godfrey Hui Chin Tong
Signature : /s/

Date: 16th June, 2006